EXHIBIT 10.15


                    INCENTIVE UNIT AGREEMENT


        This Agreement, made this 29th day of November, 1988, as amended and restated on February 19, 1990, by and between The Coca-Cola Company, a Delaware corporation (the "Company") and Roberto C. Goizueta, an individual resident of the State of Georgia (the "Officer").

        WHEREAS, the Officer is the Chairman of the Board and the Chief Executive Officer of the Company and has rendered and is rendering extremely valuable services to the Company;

        WHEREAS, the Company wishes to compensate the Officer for his innovative leadership which he has given the Company in unsettled times;

        WHEREAS, the Company wishes to provide the Officer with financial security with regard to other benefits which the Officer has already earned but which might prove, under certain circumstances, difficult for the Officer to obtain;

        NOW THEREFORE, the parties, intending to be legally bound hereby and in consideration of the agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, agree as follows:

        1. AWARD OF INCENTIVE UNITS. The Company hereby awards to the Officer two hundred thousand (200,000) Incentive Units, the terms, values and vesting schedules of which are hereinafter described, subject to the conditions as hereinafter set forth. The Value of each Incentive Unit shall be a dollar amount which shall be the Fair Market Value (as hereinafter defined) of a share of the Company's common stock, $1 par value, ("Stock") on the Calculation Date (as hereinafter defined). The Value of the Incentive Units shall be paid in cash only. The Incentive Units shall not provide the Officer with any interest in, or right to acquire, Stock or any other equity security of the Company, and the Officer shall not possess any voting or other rights associated with beneficial ownership of the Company's Stock or other equity securities by virtue of having been awarded the Incentive Units. Fair Market Value shall mean the closing price of a share of Stock on the Calculation Date (or the first preceding trading day if the Calculation Date is not a trading day) as reported on the New York Stock Exchange--Composite Transactions listing for such day.

        2. VESTING OF INCENTIVE UNITS. The Officer shall have no interest in any Incentive Unit until such unit is vested and such unvested units shall not be included in the Value of the Incentive Units on the Calculation Date. The Incentive Units shall vest in ninety-six equal monthly installments on the first day of each of the ninety-six calendar months beginning on

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December 1, 1988, provided, however, that all remaining unvested
Incentive Units shall vest immediately upon the Officer's death, disability, or upon a "Change in Control" as hereinafter defined.
Any Incentive Units that are unvested on the date of the Officer's Retirement (as hereinafter defined) shall remain unvested.

        3. CALCULATION DATES FOR VALUE OF INCENTIVE UNITS. The Calculation Date for the Value of the Incentive Units shall be the date of the first to occur of the Officer's death, disability (as such disability shall be determined by the Compensation Committee), Retirement or the date of a Change in Control. "Retirement", as used herein, shall mean the Officer's termination of employment on a date which is on or after the earliest date on which the Officer would be eligible for an immediately payable benefit pursuant to the Company's Supplemental Retirement Plan as in effect on the date hereof. A "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on November 15, 1988, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

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        4. CASH AWARD.  On the Payment Date (as described
herein), the Company shall pay the Officer, or, in the case of his death, the beneficiary designated by the Officer in a letter to the Company or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate, cash in an amount equal to but not in excess of the Federal, state and local income taxes arising as a result of the receipt of the Value of the Incentive Units on the Calculation Date.

        5. PAYMENT DATES. Payment for the Value of the Incentive Units will be made promptly after the Calculation Date, but in any event no later than 20 days thereafter. Payment shall be made to the Officer, or, in the case of his death, the beneficiary designated by the Officer in a letter to the Company, or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate.

        6. NONTRANSFERABILITY OF INCENTIVE UNITS.  Incentive
Units shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of at any time.

        7. ADJUSTMENT IN THE NUMBER OF INCENTIVE UNITS AWARDED. In the event there is any change in the Stock of the Company through the declaration of stock dividends, through stock splits or through recapitalization or merger or consolidation or combination of shares or otherwise, the number of Incentive Units awarded hereunder shall be adjusted appropriately.

        8. ENTIRE AGREEMENT, AMENDMENT, ETC. This document constitutes the entire agreement between the Officer and the Company with respect to the Incentive Units. This agreement may not be modified or amended without the prior written consent of the parties hereto.

        9. GOVERNING LAW. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.


ROBERTO C. GOIZUETA           THE COCA-COLA COMPANY

/s/ Roberto C. Goizueta       By:    /s/ A. Garth Hamby
                              Title: Executive Vice President